Exhibit 10(xxvii)

                      VIRGINIA ELECTRIC AND POWER COMPANY

                        EMPLOYMENT CONTINUITY AGREEMENT

     THIS AGREEMENT is between Virginia Electric and Power Company, a Virginia Corporation (the "Employer"), and Dr. James T. Rhodes (the "Executive").

     Dominion Resources, Inc. (the "Company"), is the parent company of a group of affiliated corporations that includes Employer. The Company's Board of Directors (the "Board") acknowledges that Executive's contributions to the past and future growth and success of Employer and the Company have been and will continue to be substantial. The Board recognizes that there exists a possibility of a change in control in the Company and of a change in control in Employer such that Employer would no longer be a member of the Company's group of affiliated corporations. The Board also recognizes that the possibility of either such change may contribute to uncertainty on the part of Employer's senior management and may result in the departure or distraction of Employer's senior management from operating responsibilities.

     Outstanding management of Employer is always essential to advancing the best interest of the Company and its shareholders. In the event of a threat or occurrence of a bid to acquire or change control of the Employer or the Company or to effect a business combination such that Employer would no longer be a member of the Company's group of affiliated corporations, it is particularly important that Employer's business be continued with a minimum of disruption. The Board believes that the objective of securing and retaining outstanding management will be achieved if Employer's key management employees are given assurances of employment security so they will not be distracted by personal uncertainties and risks created by such circumstances.

     The Board believes that such assurances will secure the continued services of Employer's key operational and management executives in the performance of both their regular duties and such extra duties as may be required of them during such periods of uncertainty, enable the Company to rely on such executives to manage Employer's affairs during any such period with less concern for their personal risks, and enhance Employer's ability to attract new key executives as needed.

     The Organization and Compensation Committee of the Board has recommended, and the Board has approved, entering into employment agreements with Employer's key management executives in order to achieve the foregoing objectives; and Executive is a key management executive of Employer.

     Under this authority, Employer and Executive enter into this Agreement to induce Executive to remain an employee of Employer and to continue to devote his full energy to Employer's affairs.

     1. Employment.
        (a) Employer and Executive hereby agree that Executive's employment will continue after this Agreement is effective on the same terms and conditions of employment as are in effect on such date.

        (b) Employer further agrees that if Executive is in the employ of Employer on a Control Change Date, Employer will continue to employ Executive and Executive will remain in the employ of Employer for the period commencing on the Control Change Date and ending on the earlier of the third anniversary of such date or Executive's Normal Retirement Date (as defined under the Dominion Resources, Inc. Retirement Plan) (the "Employment Period"), and that Executive will continue to exercise such authority and perform such executive duties as are commensurate with the authority being exercised and duties being performed by the Executive immediately before the Control Change Date. Executive's services will be performed at the location where Executive was employed immediately before the Control Change Date. If Employer consents, however, Executive may elect to change the location of his employment without affecting any of his rights under this Agreement.

        (c) For purposes of this Agreement, a Change in Control occurs if, after the date of the Agreement, (i) any person, including a "group" as defined in Section 13(d)(3) of the Securities Exchange Act of 1934, becomes the owner or beneficial owner of Company securities having 20% or more of the combined voting power of the then outstanding Company securities that may be cast for the election of the Company's directors (other than as a result of an issuance of securities initiated by the Company, or open market purchases approved by the Board, as long as the majority of the Board approving the purchases is the majority at the time the purchases are made); (ii) as the direct or indirect result of, or in connection with, a cash tender or exchange offer, a merger or other business combination, a sale of assets, a contested election, or any combination of these transactions, the persons who were directors of the Company before such transactions cease to constitute a majority of the Company's Board, or any successor's board, within two years of the last of such transactions; or (iii) an event occurs with respect to Employer such that, after the event, Employer is no longer an Affiliate of the Company. For purposes of this Agreement, the Control Change Date is the date on which an event described in (i), (ii), or (iii) occurs. If a Change in Control occurs on account of a series of transactions, the Control Change Date is the date of the last of such transactions.

        (d) For purposes of this Agreement, as to the Company, an Affiliate is any entity that is (i) a member of a controlled group of corporations as defined in section 1563(a) of the Internal Revenue Code of 1986, as amended (the "Code"), determined without regard to Code sections 1563(a)(4) and 1563(e)(3)(c), of which the Company is a member according to Code section 414(b); (ii) an unincorporated trade or business that is under common control with the Company, as determined according to Code section 414(c); or a member of an affiliated service group of which the Company is a member according to Code section 414(m).

     2. Compensation and Benefits. During the Employment Period, Employer will
(i) continue to pay Executive a salary not less than the salary applicable to Executive on the Control Change Date, (ii) pay Executive bonuses in amounts not less in amount than those paid to Executive during the twelve-month period preceding the Control Change Date, and (iii) continue employee benefit programs as to Executive at levels in effect on the Control Change Date (but subject to such reductions as may be required to maintain such plans in compliance with applicable federal laws regulating employee benefit programs).

     3. Termination of Employment.
        (a) Executive is entitled to receive Continued Compensation according to the remaining provisions of this section if Executive's employment with Employer terminates during the Employment Period because of an event described in section 3(b) or 3(c), but subject to sections 3(f) and 3(g). If Executive's employment terminates during the Employment Period and an event described in 3(b) or 3(c) has not occurred, this Agreement terminates.

        (b) Executive is entitled to receive Continued Compensation if Executive's employment is terminated by Employer without cause (cause being limited to Executive's acts of theft, embezzlement, fraud, or moral turpitude).

        (c) Executive is entitled to receive Continued Compensation if Executive voluntarily terminates employment after (i) Executive does not receive salary increases, bonuses, and incentive awards comparable to the salary increases, bonuses, and incentive awards that Executive received in prior years or, if greater, that other executives in comparable positions receive in the current year; or (ii) Executive's compensation or employment related benefits are reduced; or (iii) Executive's status, title(s), offices, places of employment, working conditions, or management responsibilities are diminished (other than changes in reporting or management responsibilities to reflect sound practices commonly followed by enterprises comparable to Employer or required by applicable federal or state law). Executive's voluntary termination under this section must occur within sixty days after an event described in (i), (ii), or (iii), or within sixty days after the last in a series of such events.

        (d) Continued Compensation must be paid in a lump sum payment. If Executive requests and Employer (in its sole discretion) consents, however, Executive may receive Continued Compensation in thirty-six equal monthly installments. If Continued Compensation is paid in monthly installments, total Continued Compensation payments must equal three times Executive's
Base Period Income. If Continued Compensation is paid in a lump sum, Continued Compensation equals the present value of the total payments that would be due under the preceding sentence, using the interest rate prescribed in Code section 280G(d)(4). Continued Compensation is due and payable to Executive on the later of the fifteenth business day after Executive's employment termination or the first day of the month following his employment termination. At Employer's sole discretion, however, a Continued Compensation payment may be made on an earlier date. Continued Compensation is subject to reduction according to sections 3(f) and 3(g).

        (e) Executive's Base Period Income equals the greater of (i) his average annual base salary and cash incentive bonuses for the thirty-six full month period (or actual period, if shorter) of employment preceding the Control Change Date; or (ii) his average annual base salary and cash incentive bonuses for the thirty-six full month period (or actual period if shorter) of employment preceding Executive's employment termination. For purposes of the preceding sentence, cash amounts received under the Dominion Resources, Inc. Performance Achievement Plan are not considered cash incentive bonuses. Amounts of salary and bonus that Executive has elected to defer during the relevant period are included in Base Period Income.

        (f) If, within thirty-six months after Executive becomes entitled to receive Continued Compensation, Executive obtains employment that is comparable to Executive's former employment with Employer, Continued Compensation must be reduced by amounts earned by Executive from his subsequent employer. For purposes of this Agreement, employment is comparable if such employment entitles Executive to the same total compensation (including employment related benefits) and similar status, title(s), offices, and management responsibilities. If Continued Compensation must be reduced under this subsection, either (i) Employer must reduce installment payments of Continued Compensation by amounts earned by Executive from such comparable employment; or
(ii) within ninety days after Executive obtains such comparable employment, Executive must refund to Employer the amount required so that Executive retains a total amount of Continued Compensation equal to the present value (using the same interest rate prescribed by section 3(d)) of the amount he would retain if installment payments were reduced under this sentence. To prevent hardship, repayment of Continued Compensation under this subsection may be made by Executive in installments, determined at Employer's sole discretion; but a repayment arrangement may not be used as a disguised loan.

        (g) Except as provided in sections 3(h) and 4, if any payments which the Executive has the right to receive from Employer (including Continued Compensation payments), the Company, or an Affiliate or any payments or benefits under any plan maintained by the Company or an Affiliate would constitute a "parachute payment" (as defined in Code section 280G and not governed by terms defined in this Agreement), all such payments must be reduced to the largest amount that will result in no portion of any such payments being subject to the excise tax imposed by Code section 4999. The determination of any reduction pursuant to this subsection must be made by Employer in good faith, before any such payments are due and payable to Executive.

        (h) In addition to any other payments provided under this Agreement or any other arrangement between Employer and Executive, Executive is entitled to (i) any benefits that become vested under the accelerated vesting provisions of the Dominion Resources, Inc. Executive Supplemental Retirement Plan and any benefits due him under the Dominion Resources, Inc. Performance Achievement Plan or as a result of the exercise of a stock option granted or a restricted stock award made under the Dominion Resources, Inc. Long-
Term Incentive Plan, and (ii) any payments or benefits due him that are not "parachute payments" (as defined in Code section 280G), including amounts that Executive is entitled to receive under Employer's qualified plans and health-care coverage under Employer's welfare plans for which Executive pays the cost.

     4. Indemnification. Employer must pay all legal fees and expenses, if any, incurred by Executive in seeking to obtain or enforce any right or benefit provided by this Agreement, whether successful or not. In addition, if the excise tax imposed under Code section 4999 on "excess parachute payments," as defined in Code section 280G, is provoked by
(i) any amount paid or payable to or for the benefit of Executive under this section as legal fees and expenses, or (ii) any benefits that become vested under the accelerated vesting provisions of the Dominion Resources, Inc. Executive Supplemental Retirement Plan and any benefits due Executive under Dominion Resources, Inc. Performance Achievement Plan or as a result of the exercise of a stock option granted or a restricted stock award made under the Dominion Resources, Inc. Long-Term Incentive Plan, Employer must indemnify Executive and hold him harmless against all claims, losses, damages, penalties, expenses, and excise taxes.

     5. Governing Law. This Agreement is construed according to the laws of the Commonwealth of Virginia.

     6. Amendment. This Agreement may not be amended except by the written agreement of the parties.

     7. Binding Effect. The parties agree that this Agreement is enforceable under the laws of the Commonwealth of Virginia. This Agreement is binding on Employer, its successors, and assigns and on Executive and his personal representatives. If Employer is consolidated or merged with or into another corporation, or if another entity purchases all or substantially all of Employer's assets, the surviving or acquiring corporation succeeds to the rights and obligations of Employer under this Agreement. This Agreement inures to the benefit of and is enforceable by Executive's personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees, and legatees. If Executive dies while any amounts are payable under this Agreement, all such amounts, unless otherwise provided, shall be paid in accordance with the terms of this Agreement to Executive's spouse, or if none, to his devisee, legatee, or other designee or, if there be no such designee, to his estate.

     8. Notice. For purposes of this Agreement, notices and all other communications must be in writing and are effective when delivered or mailed by United States registered mail, return receipt requested, postage prepaid, addressed to Executive or his personal representative at his last known address. All notices to Employer must be directed to the attention of the Chairman of the Board. Such other addresses may be used as either party has furnished to the other in writing. Notices of change of address are effective only upon receipt.

     9. Miscellaneous. No provisions of this Agreement may be modified, waived, or discharged unless such waiver, modification, or discharge is agreed to in writing signed by Executive and Employer. A waiver of any breach of or compliance with any provision or condition of this Agreement is not a waiver of similar or dissimilar provisions or conditions. The invalidity or unenforceability of any provision of this Agreement does not affect the validity or enforceability of any other provision of this Agreement, which remains in full force and effect.

     10. No Assignment. Executive may not assign, alienate, anticipate, or otherwise encumber any rights, duties, or amounts which he might be entitled to receive under this Agreement.

     11. Term. This Agreement is effective from the date of its execution by Employer. Employer may not terminate this Agreement for thirty-six months after it becomes effective. The Agreement automatically continues in effect from year to year thereafter unless the Employer notifies Executive in writing thirty days before the end of the initial thirty-six-month period or any anniversary of its execution that the Agreement will terminate as of that date.

     The parties have executed this Agreement dated this 12 day of February, 1987.

                                           VIRGINIA ELECTRIC AND
                                               POWER COMPANY

                                           By   /s/ Jack H. Ferguson
                                              ________________________
                                               Jack H. Ferguson
                                               President and Chief
                                               Executive Officer


                                            _________________________
                                            Dr. James T. Rhodes

                             AMENDMENT TO THE
                   VIRGINIA ELECTRIC AND POWER COMPANY
                     EMPLOYMENT CONTINUITY AGREEMENT
                             (the "Agreement")

     The second sentence of Section 3(e) of the Agreement is amended to read as follows:

     For purposes of the preceding sentence, cash amounts received under the Dominion Resources, Inc. Performance Achievement Plan are not considered cash incentive bonuses; however, annual base salary includes the annualized Retainer Fee and any Board or Committee meeting fees payable by virtue of membership on the Board of Directors of Dominion Resources, Inc., or of any of its subsidiaries or affiliates.

                                        VIRGINIA ELECTRIC AND POWER COMPANY


                                        By /s/ Jack H. Ferguson
                                           _________________________________
                                           Jack H. Ferguson
                                           President


                                        Date:   6/4/87
                                                _____________________________


                                           /s/ James R. Rhodes
                                        ___________________________________
                                        Dr. James T. Rhodes